EXHIBIT 5.1

----------------
PIPER
MARBURY
RUDNICK
& WOLFE   LLP
----------------

6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE    (410) 580-3000
FAX      (410) 580-3001

                               September 21, 2000

Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland 218050-3338

Ladies and Gentlemen:

         We have acted as counsel to Human Genome Sciences, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 24,682 shares of Common Stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the exercise of stock options granted under the Principia Pharmaceutical Corporation 1999 Equity Compensation Plan (referred to herein as the "Plan," and such shares issuable under the Plan are collectively referred to herein as the "Plan Shares").

         We have examined copies of the Company's Restated Certificate of Incorporation (as amended), By-Laws (as amended), the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that Plan Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Piper Marbury Rudnick & Wolfe LLP
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